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                                                                    Exhibit 23.1


                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of PDG Remediation, Inc. for the registration of 1,470,320 shares of its common stock and to the incorporation by reference therein of our report dated March 8, 1996 (except for Note 3, as to which the date is April 25, 1996), with respect to the consolidated financial statements and schedule of PDG Remediation, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 1996, filed with the Securities and Exchange Commission.


Pittsburgh, Pennsylvania                                    ERNST & YOUNG LLP
May 28, 1996